CERTIFICATE OF INCORPORATION
OF
GLOBAL INK SUPPLY CO.

FIRST. The name of this corporation shall be:

Global Ink Supply Co.

SECOND: Its registered office is to be located at Suite 606, 1220 N. Market Street Wilmington, DE 19801, County of New Castle. The registered agent is American Incorporators, Ltd. Whose address is the same as above.

THIRD: The purpose or purposes of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Laws.

FOURTH: The total number of shares of stock which this corporation shall have authority to issue is one thousand five hundred (1500). All shares are to be without par value and are to be of one class.

FIFTH: The name and mailing address of the incorporator is as follows:

Nichole Saunders
Suite 606
1220 North Market Street
Wilmington, DE 19801

SIXTH: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the person(s) who will serve as director(s) until the first annual meeting of the stockholders or until a successor(s) is elected and qualified are:

James Giachetti
2809 West Longfellow Ave.
Spokane, WA 99205

SEVENTH: Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages fro breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director:(i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit

I THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts stated herein are true, and I have accordingly set my hand.

/s/ Nicole Saunders
Incorporator

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:43 PM 11/04/2004
SRV 040797479 - 3877196 FILE